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                                                                       EXHIBIT 5



                                            October 20, 1994

Arbor Drugs, Inc.
3331 West Big Beaver Road
Troy, Michigan 48084

Gentlemen:

    As General Counsel of Arbor Drugs, Inc., a Michigan corporation (the "Company"), I have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission in connection with the registration of 1,000,000 shares of the Common Stock, par value $.01 (the "Common Stock"), of the Company for sale and issuance pursuant to the Company's Amended and Restated Stock Option Plan (the "Plan"). I have examined the proceedings taken in connection with the Plan and the sale and issuance of the Common Stock pursuant thereto and such other records, documents and matters as I have deemed necessary or advisable in order to enable me to render this opinion.

    Based upon the above and taking into account such legal considerations as I have deemed relevant, it is my opinion that the 1,000,000 additional shares of Common Stock issuable pursuant to the Plan and being registered by the Company pursuant to the Registration Statement are duly authorized and that, upon issuance of the shares of Common Stock, as contemplated under the Plan, such shares, when sold and issued in the manner referred to in the Registration Statement and the Plan, will be legally and validly issued, fully paid and non-assessable.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/  Todd A. Wyett

                                            Todd A. Wyett
                                            General Counsel